Exhibit 3.1
RESTATED ARTICLES OF INCORPORATION
OF
HALLMARK FINANCIAL SERVICES, INC .
     HALLMARK FINANCIAL SERVICES, INC. (the “Corporation”), pursuant to the provisions of Section 78.403 of the Nevada Revised Statutes, adopts these Restated Articles of Incorporation (“Articles of Incorporation”), which accurately copy the existing Articles of Incorporation and all amendments thereto that are in effect to date.
ARTICLE I — NAME
     The name of the Corporation is Hallmark Financial Services, Inc.
ARTICLE II — DURATION
     The duration of the Corporation is perpetual.
ARTICLE III — PURPOSES
     The purpose or purposes for which this Corporation is engaged are:
(a)	To engage in the specific business of making investments, including investments in, purchase and ownership of any and all kinds of property, assets or business, whether alone or in conjunction with others. Also, to acquire, develop, explore and otherwise deal in and with all kinds of real and personal property and all related activities, and for any and all other lawful purposes.

(b)	To acquire by purchase, exchange, gift, bequest, subscription, or otherwise; and to hold, own, mortgage, pledge, hypothecate, sell, assign, transfer, exchange, or otherwise dispose of or deal in or with its own corporate securities or stock or other securities including, without limitation, any shares of stock, bonds, debentures, notes, mortgages, or other obligations, and any certificates, receipts or other instruments representing rights or interests therein on any property or assets created or issued by any person, firm, associate, or corporation, or instrumentalities thereof; to make payment therefor in any lawful manner or to issue in exchange therefor its unreserved earned surplus for the purchase of its own shares, and to exercise as owner or holder of any securities, any and all rights, powers, and privileges in respect thereof.

(c)	To do each and everything necessary, suitable, or proper for the accomplishment of any of the purposes or the attainment of any one or more of the subjects herein enumerated, or which may, at any time, appear conducive to or expedient for the protection or benefit of this Corporation, and to do said acts as fully and to the same extent as natural persons might, or

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could do in any part of the world as principals, agents, partners, trustees, or otherwise, either alone or in conjunction with any other person, association, or corporation.

(d)	The foregoing clauses shall be construed both as purposes and powers and shall not be held to limit or restrict in any manner the general powers of the Corporation, and the enjoyment and exercise thereof, as conferred by the laws of the State of Nevada; and it is the intention that the purposes and powers specified in each of the paragraphs of this Article III shall be regarded as independent purposes and powers.
ARTICLE IV — STOCK
     The aggregate number of shares which this Corporation shall have authority to issue is 33,333,333 shares of Common Stock having a par value of $0.18 per share. All stock of the Corporation shall be of the same class, common, and shall have the same rights and preferences. Fully paid stock of this Corporation is not liable to any further call or assessment.
ARTICLE V — AMENDMENT
     These Articles of Incorporation may be amended by the affirmative vote of “a majority” of the shares entitled to vote on each such amendment.
ARTICLE VI — SHAREHOLDERS’ RIGHTS
     The authorized and treasury stock of this Corporation may be issued at such time, upon such terms and conditions and for such consideration as the Board of Directors shall determine. Shareholders shall not have pre-emptive rights to acquire un-issued shares of the stock of this Corporation.
ARTICLE VII — CAPITALIZATION
     This Corporation will not commence business until consideration of a value of at least $1,000.00 has been received for the issuance of said shares.
ARTICLE VIII — INTIAL OFFICE AND AGENT
The Corporate Trust Company of Nevada
One East First Street
Reno, Nevada 89501
ARTICLE IX — DIRECTORS
     Omitted pursuant to Nevada Revised Statutes Section 78.403(3)(b).

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ARTICLE X — INCORPORATORS
     Omitted pursuant to Nevada Revised Statutes Section 78.403(3)(a).
ARTICLE XI
COMMON DIRECTORS — TRANSACTIONS BETWEEN CORPORATIONS
     No contract or other transaction between this Corporation and any one or more of its directors or any other corporation, firm, association, or entity in which one or more of its directors or officers are financially interested, shall be either void or voidable because of such relationship or interest, or because such director or directors are present at the meeting of the Board of Directors, or a committee thereof, which authorizes, approves, or ratifies such contract or transaction, or because his or their votes are counted for such purpose if: (a) the fact of such relationship or interest is disclosed or known to the Board of Directors or committee which authorizes, approves, or ratifies the contract or transaction by vote or consent sufficient for the purpose without counting the votes or consents of such interested director; or (b) the fact of such relationship or interest is disclosed or known to the stockholders entitled to vote and they authorize, approve, or ratify such contract or transaction by vote or written consent, or (c) the contract or transaction is fair and reasonable to the corporation.
     Common or interested directors may be counted in determining the presence of a quorum at a meeting of the Board of Directors or committee thereof which authorizes, approves, or ratifies such contract or transaction.
ARTICLE XII
LIABILITY OF DIRECTORS AND OFFICERS
     No director of officer shall be personally liable to the Corporation or its stockholders for monetary damages for any breach of fiduciary duty by such person as a director or officer. Notwithstanding the foregoing sentence, a director or officer shall be liable to the extent provided by applicable law, (i) for acts or omissions which involve intentional misconduct, fraud or a knowing violation of law, or (ii) for the payment of dividends in violation of NRS 78.300.
     The provisions hereof shall not apply to or have any effect on the liability or alleged liability of any officer or director of the Corporation for or with respect to any acts or omissions of such person occurring prior to such amendment.
     The undersigned officer has been authorized to sign these Articles of Incorporation by resolution of the Board of Directors adopted as of June 29, 2006, and these Articles of Incorporation correctly set forth the text of the Articles of Incorporation, as amended to date.

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     DATED this the 9th day of August, 2006.

HALLMARK FINANCIAL SERVICES, INC.
By:	/s/ MARK J. MORRISON
Mark J. Morrison, President

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